CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated April 25, 2013, accompanying the financial statements of Build America Bonds Income Trust, 10-20 Year Series 1 (included in Van Kampen Unit Trusts, Taxable Income Series 189) as of December 31, 2012, and for the period from January 28, 2010 (date of deposit) through December 31, 2010 and for each of the two years in the period ended December 31, 2012 and the financial highlights for the period from January 28, 2010 (date of deposit) through December 31, 2010 and for each of the two years in the period ended December 31, 2012, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-160089) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 25, 2013